UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934



Date of Report:          July 24, 2003
                (Date of earliest event reported)



                    Allen Organ Company
   (Exact name of registrant as specified in its charter)



    Pennsylvania                 0-275                23-1263194
(State or other jurisdiction   (Commission          (IRS Employer
 of incorporation)             File Number)        Identification No.)


150 Locust Street, P.O. Box 36, Macungie, Pennsylvania   18062-0036
(Address of principal executive offices)                 (Zip Code)

                        610-966-2200
      (Registrants telephone number, including area code)

Item 9    Regulation FD Disclosure

Allen Organ Company (NASDAQ - AORGB) Macungie, PA today announced that its subsidiary Eastern Research, Inc., of Moorestown, NJ, has acquired the assets of privately-held Avail Networks, Inc. of Ann Arbor, Michigan. Avail
Networks' intelligent last-mile broadband solutions enable service providers worldwide to deliver more revenue-generating services to their enterprise customers from a single customer located platform across metro fiber, traditional wireline and wireless access networks. Avail's flagship FronteraT products deliver multiple services to end-user sites in a variety of subscriber locations and configurations.

The acquisition of Avail reinforces Eastern Research's commitment to leadership in the access network market. With the addition of the Frontera Enterprise Gateway products to its existing product offerings, Eastern is strategically positioned as a leading supplier of network access solutions for next-generation convergence applications, such as integrated data, voice, and video over single broadband connections. In addition, this acquisition gives Eastern Research access to Avail's advanced ATM (Asynchronous Transmission Mode) technology.

Avail's sales to date have been minimal. With the Frontera products ready for production, Eastern Research will introduce them to their established customer base. Due to lengthy sales cycles, these products are not expected to add significant revenues in the near-term.

Under the terms of the agreement, Eastern Research will acquire the products, technology assets and personnel of Avail Networks in exchange for $200,000 in cash and contingent payments based on future revenue related to Avail products during the next 30 months. Eastern will maintain an auxiliary office in Ann Arbor, MI.



                         Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                     ALLEN ORGAN COMPANY

Date:      July 24, 2003           /s/ STEVEN MARKOWITZ
                                   Steven Markowitz, President